Prospectus Supplement No. 2 (to prospectus dated August 12, 2021)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-258607

FREYR Battery

143,593,753 Ordinary Shares

10,250,000 Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 12, 2021 (the “Prospectus”), related to: the offer and sale of (i) 60,000,000 ordinary shares of FREYR Battery (the “Ordinary Shares”) in connection with the resale of the Ordinary Shares by those certain selling stockholders who purchased 60,000,000 Ordinary Shares from FREYR Battery, for a purchase price of $10.00 per share, pursuant to separate subscription agreements in connection with the Business Combination (as defined below); (ii) (a) 37,452,359 Ordinary Shares issued in connection with the Business Combination in exchange for ordinary shares of FREYR Legacy (defined below), (b) 2,589,394 Ordinary Shares issuable upon the exercise of warrants issued in connection with the Business Combination in exchange for warrants to purchase ordinary shares of FREYR Legacy, and (c) 1,489,500 Ordinary Shares issued in connection with the Business Combination in exchange for preferred shares of FREYR Legacy; (iii) 7,187,500 Ordinary Shares issued in connection with the Business Combination in exchange for Class B ordinary shares of Alussa (defined below) initially purchased by the Sponsor (defined below) in a private placement prior to the initial public offering of Alussa; (iv) (a) 14,375,000 Ordinary Shares issuable upon the exercise of warrants issued in connection with the Business Combination in exchange for public warrants issued as part of the units in Alussa’s initial public offering (the “Pubco Public Warrants”), (b) 8,750,000 Ordinary Shares issuable upon the exercise of warrants issued in connection with the Business Combination in exchange for private placement warrants to purchase Class A ordinary shares of Alussa (the “Pubco Private Warrants”), and (c) 1,500,000 Ordinary Shares issuable upon the exercise of warrants issued in connection with the Business Combination in exchange for warrants to purchase Class A ordinary shares of Alussa issued upon the conversion of a working capital loan (the “Pubco Working Capital Warrants”); (v) (a) 8,750,000 Ordinary Shares issuable upon the exercise of Pubco Private Warrants and (b) 1,500,000 Ordinary Shares issuable upon the exercise of Pubco Working Capital Warrants; and (vi) (a) 8,750,000 Pubco Private Warrants and (b) 1,500,000 Pubco Working Capital Warrants entitling the warrant holder to purchase one Ordinary Share at a price of $11.50 per share (subject to adjustment), with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on May 11, 2022 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and warrants are traded on the New York Stock Exchange under the symbols “FREY” and “FREY WS,” respectively. On May 10, 2022, the closing price of our ordinary shares was $7.14 per share and the closing price of our warrants was $1.84 per warrant.

Investing in our securities involves risks. See “RISK FACTORS” beginning on page 17 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 11, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2022

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-40581

FREYR Battery

(Exact name of Registrant as specified in its charter)

Luxembourg	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

412F, route d’Esch, L-2086 Luxembourg

Grand Duchy of Luxembourg

+ 352 46 61 11 3721

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, without nominal value	FREY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50	FREY WS	The New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☒ Non-accelerated filer	☒ Smaller reporting company
☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of May 4, 2022, the registrant had 116,853,504 ordinary shares, without nominal value, outstanding.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this Quarterly Report on Form 10-Q (this “Report”) and in documents incorporated herein by reference. All statements, other than statements of present or historical fact included in or incorporated by reference in this Report, regarding FREYR Battery’s future financial performance, as well as our strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Report, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to our business.

These forward-looking statements are based on information available as of the date of this Report, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this Report and in any document incorporated herein by reference should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	Changes adversely affecting the battery industry and the development of existing or new technologies;

●	The effect of the COVID-19 pandemic on our business;

●	The failure of 24M Technologies, Inc. (“24M”) technology or our batteries to perform as expected;

●	Our ability to commercialize 24M and other technology for our licensing business model and business plans;

●	Our ability to manufacture battery cells and to develop and increase our production capacity in a cost-effective manner;

●	The electrification of energy sources does not develop as expected, or develops more slowly than expected;

●	Technological developments in existing technologies or new developments in competitive technologies that could adversely affect the demand for our battery cells;

●	General economic and geopolitical conditions;

●	Increases in the cost of electricity or raw materials and components;

●	Our ability to protect our intellectual property;

●	Changes in applicable laws or regulations, including environmental and export control laws;

●	Our ability to attract and retain key employees;

●	Our ability to execute and realize our business strategy and plans;

ii

●	Our ability to target and retain customers and suppliers;

●	The failure to build our finance infrastructure and improve our accounting systems and controls;

●	Our ability to assert, enforce and otherwise protect against unauthorized use of intellectual property rights licensed from 24M, which could result in our competitors using the intellectual property to offer products;

●	The outcome of any legal proceedings relating to our products and services, including intellectual property or product liability claims;

●	Whether and when we might pay dividends;

●	Our ability to source materials from an ethically- and sustainably-sourced supply chain and 24M-qualified suppliers in sufficient quantities;

●	The result of future financing efforts;

●	The cost-competitiveness, carbon footprint, energy density and charge-rates of our batteries;

●	The timing, capacity, configurations and locations of our battery factories and production lines;

●	The planned construction and production dates for the customer qualification plant (“CQP”) and the planned construction period for each of our Gigafactories;

●	The cost to build the CQP and the Gigafactories;

●	Our expectations for our general and administrative expenses;

●	Our expectations about market supply, demand and other dynamics, including the number of industrial-scale battery manufacturing facilities in Norway, supply costs, regulatory developments, increased globalization, and consolidation in the automotive and energy industries;

●	The use and mix of lithium-nickel-manganese-oxide and lithium-iron-phosphate battery chemistries, including shifts in the battery chemistry mix due to conversations with potential customers;

●	The market segments that we will initially target;

●	Whether we will successfully enter into or obtain, and the impact of failing to sign or obtain, customer offtake agreements, necessary consents, other commercial agreements, permits or licenses in a timely manner or at all; and

●	Our ability to enter successful joint venture partnerships and licensing arrangements.

Other risks and uncertainties set forth in this Report, including risk factors discussed in Item 1A under the heading, “Risk Factors”.

iii

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

FREYR BATTERY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	As of March 31,	As of December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$523,208	$563,956
Restricted cash	1,366	1,671
Prepaid assets	16,191	15,882
Other current assets	11,327	1,282
Total current assets	552,092	582,791
Property and equipment, net	35,265	21,062
Convertible note	20,452	20,231
Equity method investments	2,771	2,938
Operating lease asset	9,447	-
Other long-term assets	11	11
Total assets	$620,038	$627,033
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$4,245	$3,813
Accrued liabilities	26,378	15,065
Accounts payable and accrued liabilities - related party	552	3,316
Deferred income	1,392	1,380
Share-based compensation liability	2,552	2,211
Other current liabilities	2	12
Total current liabilities	35,121	25,797
Warrant liability	57,812	49,124
Operating lease liability	7,860	-
Long-term share-based compensation liability	7,484	6,627
Total liabilities	108,277	81,548
Commitments and contingencies
Shareholders’ equity
Ordinary share capital, no par value, 245,000,000 ordinary shares authorized and 116,853,504 ordinary shares issued and outstanding as of March 31, 2022 and December 31, 2021	116,854	116,854
Additional paid-in capital	534,268	533,418
Accumulated other comprehensive (loss) income	(191)	(524)
Accumulated deficit	(139,170)	(104,263)
Total shareholders’ equity	511,761	545,485
Total liabilities and shareholders’ equity	$620,038	$627,033

See accompanying notes to condensed consolidated financial statements

FREYR BATTERY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In Thousands, Except Share and per Share Amounts)

(Unaudited)

	For the three months ended March 31,
	2022	2021
Operating expenses:
General and administrative	$24,614	$9,012
Research and development	2,859	2,907
Equity in losses from investee	167	-
Total operating expenses	27,640	11,919
Loss from operations	(27,640)	(11,919)
Other income (expense):
Warrant liability fair value adjustment	(8,688)	-
Redeemable preferred shares fair value adjustment	-	6
Convertible note fair value adjustment	221	-
Interest income	35	6
Interest expense	(20)	-
Foreign currency transaction (loss) gain	(331)	20
Other income, net	1,516	-
Total other income (expense)	(7,267)	32
Loss before income taxes	(34,907)	(11,887)
Income tax expense	-	-
Net loss	(34,907)	(11,887)

Other comprehensive income (loss):
Foreign currency translation adjustments	333	57
Total comprehensive loss	$(34,574)	$(11,830)

Basic and diluted weighted-average ordinary shares outstanding	116,853,504	37,452,359
Basic and diluted net loss attributable to ordinary shareholders	$(0.30)	$(0.32)

See accompanying notes to condensed consolidated financial statements

FREYR BATTERY

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(In Thousands, Except Share Amounts)

(Unaudited)

	Ordinary Shares		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance as of January 1, 2021	37,452,359	$-	$15,183	$658	$(10,885)	$4,956
Share-based compensation expense	-	-	4,617	-	-	4,617
Net loss	-	-	-	-	(11,887)	(11,887)
Other comprehensive income	-	-	-	57	-	57
Balance as of March 31, 2021	37,452,359	$-	$19,800	$715	$(22,772)	$(2,257)

	Ordinary Shares		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity
Balance as of January 1, 2022	116,853,504	$116,854	$533,418	$(524)	$(104,263)	$545,485
Share-based compensation expense	-	-	850	-	-	850
Net loss	-	-	-	-	(34,907)	(34,907)
Other comprehensive income	-	-	-	333		333
Balance as of March 31, 2022	116,853,504	116,854	534,268	(191)	(139,170)	511,761

See accompanying notes to condensed consolidated financial statements

FREYR BATTERY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	For the three months ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(34,907)	$(11,887)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation expense	2,047	4,161
Depreciation	92	10
Redeemable preferred shares fair value adjustment	-	(6)
Reduction in the carrying amount of lease assets	285	-
Warrant liability fair value adjustment	8,688	-
Convertible note fair value adjustment	(221)
Equity in losses from investee	167	-
Other	-	(33)
Changes in assets and liabilities:
Prepaid assets	(181)	(1,545)
Other current assets	(4,667)	247
Accounts payable and accrued liabilities	(1,435)	1,128
Accounts payable and accrued liabilities - related party	217	159
Other current liabilities	(10)	-
Deferred income	-	1,374
Operating lease liability	(210)	-
Net cash used in operating activities	(30,135)	(6,392)
Cash flows from investing activities
Purchases of property and equipment	(7,932)	(42)
Investments in equity method investee	(3,000)	-
Purchases of other long-term assets	-	(12)
Net cash used in investing activities	(10,932)	(54)
Cash flows from financing activities
Proceeds from issuance of redeemable preferred shares	-	7,500
Net cash provided by financing activities	-	7,500
Effect of changes in foreign exchange rates on cash, cash equivalents, and restricted cash	14	49
Net increase (decrease) in cash, cash equivalents, and restricted cash	(41,053)	1,103
Cash, cash equivalents, and restricted cash at beginning of period	565,627	14,945
Cash, cash equivalents, and restricted cash at end of period	$524,574	$16,048

Significant noncash investing and financing activities
Accrued purchases of property and equipment	$11,289	$-

Reconciliation to consolidated balance sheets
Cash and cash equivalents	$523,208	$15,768
Restricted cash	1,366	280
Cash, cash equivalents, and restricted cash	$524,574	$16,048

See accompanying notes to condensed consolidated financial statements

1. Business and Basis of Presentation

Description of the Business

FREYR Battery (“FREYR,” the “Company”, “we”, or “us”) is a battery manufacturing company. We are in the initial design and testing phase related to our battery production and have yet to bring a completed product to market.

Business Combination

Pursuant to the Business Combination Agreement (the “BCA”) entered into to effect a merger between Alussa Energy Acquisition Corp., a Cayman Islands exempted company (“Alussa”) and FREYR AS, a private limited liability company organized under the laws of Norway (“FREYR Legacy”) (the “Business Combination”), FREYR, a Luxembourg public limited liability company was formed to complete the Business Combination and related transactions and carry on the business of FREYR Legacy. FREYR serves as the successor entity to FREYR Legacy, the predecessor entity.

On July 9, 2021, FREYR consummated the Business Combination with FREYR Legacy and Alussa pursuant to the terms of the BCA dated January 29, 2021. Pursuant to the terms of the BCA, among other things, FREYR Legacy’s wind farm business was transferred to Sjonfjellet Vindpark Holding AS (“SVPH”), resulting in SVPH shares being held by FREYR Legacy’s shareholders. In connection with the consummation of the transactions contemplated by the BCA, FREYR Legacy and Alussa became wholly owned subsidiaries of FREYR. Following the First Closing on July 7, 2021, FREYR’s ordinary shares and warrants began trading on the New York Stock Exchange.

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, Alussa was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) FREYR Legacy’s existing operations comprised the ongoing operations of the combined company, (ii) FREYR Legacy’s senior management comprised the senior management of the combined company and (iii) no shareholder had control of the board of directors or a majority voting interest in the combined company. In accordance with guidance applicable to these circumstances, the Business Combination was treated as the equivalent of FREYR issuing shares for the net assets of Alussa, accompanied by a recapitalization. The net assets of Alussa were stated at historical cost, with no goodwill or other intangible assets recorded.

As a result, the condensed consolidated financial statements included herein reflect (i) the historical operating results of FREYR Legacy prior to the Business Combination, (ii) the combined results of FREYR, FREYR Legacy and Alussa following the closing of the Business Combination, (iii) the assets and liabilities of FREYR Legacy at their historical cost, (iv) the assets and liabilities of FREYR and Alussa at their historical cost, which approximates fair value, and (v) FREYR’s equity structure for all periods presented.

In accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, guidance applicable to these circumstances, the equity structure has been restated in all comparative periods up to the closing date, to reflect the number of shares of FREYR’s ordinary shares issued to FREYR Legacy’s shareholders in connection with the recapitalization transaction. As such, the shares and corresponding capital amounts and earnings per share related to FREYR Legacy’s ordinary shares prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination.

Basis of Presentation

The condensed consolidated financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). The condensed consolidated financial statements include the accounts of FREYR and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated. Certain prior period balances and amounts have been reclassified to conform with the current year’s presentation in the condensed consolidated financial statements and the accompanying notes. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

Risks and Uncertainties

We are subject to those risks common in the renewable energy and manufacturing industries and also those risks common to early stage development companies, including, but not limited to, the possibility of not being able to successfully develop or market our products, the ability to obtain or maintain licenses and permits to support future business, competition, dependence on key personnel and key external alliances, loss of our grant contributor, the ability to maintain and establish relationships with current and future vendors and suppliers, the successful protection of our proprietary technologies, the possibility of the factory development being disrupted, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

These financial statements have been prepared by management in accordance with U.S. GAAP and this basis assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

As of the date of this report, our existing cash resources, which were primarily provided as a result of the business combination, are sufficient to support planned operations for the next 12 months. As a result, management believes that our existing financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. On an ongoing basis, we evaluate our estimates, including those critical accounting estimates related to the valuation of share-based compensation, our valuation of warrant liability and our valuation of the convertible note (the “Convertible Note”). We base these estimates on historical experiences and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Unaudited Condensed Consolidated Financial Statements

The accompanying interim condensed consolidated balance sheet as of March 31, 2022, the interim condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2022 and 2021, the interim condensed consolidated statements of shareholders’ equity (deficit) for the three months ended March 31, 2022 and 2021, and the interim condensed consolidated statements of cash flows for the three months ended March 31, 2022 and 2021, are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in management’s opinion, include all adjustments, consisting of only normal recurring adjustments necessary for the fair statement of the Company’s condensed consolidated financial statements for the periods presented. The financial data and other financial information disclosed in the notes to these condensed consolidated financial statements related to the three-month period are also unaudited. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the full fiscal year or any other period. Although the consolidated balance sheet as of December 31, 2021 was derived from the audited annual consolidated financial statements as of December 31, 2021, these interim condensed consolidated financial statements do not contain all of the footnote disclosures from the annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company’s annual financial statements for the fiscal year ended December 31, 2021.

Restricted Cash

Restricted cash consists of funds held in a restricted account for payment of upfront rental lease deposits and income tax withholdings to the Norwegian government, payable every other month.

Leases

We determine if an arrangement is a lease at inception. For leases with a lease term greater than 12 months, right of use assets and lease liabilities are recognized on the consolidated balance sheets at the commencement date based on the present value of the remaining fixed lease payments and includes only payments that are fixed and determinable at the time of commencement. Our lease agreements may also contain variable payments such as common area maintenance, insurance, payments affected by a price index or other costs. Such variable lease payments are expensed as incurred.

As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. Our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located.

Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise such options. When determining the probability of exercising such options, we consider contract-based, asset-based, entity-based, and market-based factors.

Operating lease expense (excluding variable lease costs) is recognized on a straight-line basis over the lease term.

Adoption of Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve the consistent application. We adopted this guidance as of January 1, 2022. Adoption of the standard did not have a material impact on the condensed consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (ASC 842) (ASU 2016-02), as amended, which generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. We adopted this guidance as of January 1, 2022, on a modified retrospective basis and thus did not restate comparative periods. As a result, the comparative financial information has not been updated and the required disclosures prior to the date of adoption have not been updated and continue to be reported under the accounting standards in effective for those periods. We elected the package of practical expedients permitted under the transition guidance, which allows us to carry forward our historical lease classification, our assessment on whether a contract is or contains a lease, and our initial direct costs for any leases that exist before the adoption of the new standard. We also elected to combine lease and non-lease components for all classes of assets and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the condensed consolidated statements of operations and comprehensive loss on a straight-line basis over the lease term.

Our right-of-use assets and corresponding lease liabilities for operating lease liabilities at adoption were $9.9 million. There was no change to accumulated deficit as a result of adoption and the implementation of this standard has not caused a material change in the Company’s operating expenses.

3. Business Combination

As discussed in Note 1 - Business and Basis of Presentation, we completed the Business Combination on July 9, 2021. Immediately before the closing of the Business Combination, all outstanding redeemable preferred shares of FREYR Legacy were converted into ordinary shares of FREYR. Upon the consummation of the Business Combination, each share of FREYR Legacy issued and outstanding was canceled and converted into the right to receive 0.179038 ordinary shares in FREYR (the “Exchange Ratio”).

Upon the closing of the Business Combination, our articles of association were amended and restated to, among other things, increase the total number of authorized shares to 245,000,000 shares without par value.

In connection with the Business Combination, on January 29, 2021, Alussa and FREYR entered into separate subscription agreements with a number of investors (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and FREYR agreed to sell to the Subscribers, an aggregate of 60,000,000 ordinary shares (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $600.0 million, in a private placement pursuant to the subscription agreements (the “PIPE Investment”). The PIPE Investment closed simultaneously with the consummation of the Business Combination.

The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Alussa was treated as the “acquired” company for financial reporting purposes. See Note 1 - Business and Basis of Presentation for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of FREYR issuing shares for the net assets of Alussa, accompanied by a recapitalization. The net assets of Alussa were stated at historical cost, with no goodwill or other intangible assets recorded.

4. Property and Equipment

Property and equipment consisted of the following (in thousands):

	As of March 31,	As of December 31,
	2022	2021
Office equipment	$1,639	$1,180
Less: Accumulated depreciation	(230)	(135)
Construction in progress	33,856	20,017
Property and equipment, net	$35,265	$21,062

Construction in progress primarily includes costs related to the construction of the CQP in Mo i Rana, Norway and the related production equipment.

5. Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	As of March 31,	As of December 31,
	2022	2021
Accrued purchases	$15,219	$8,165
Accrued payroll and payroll related expenses	7,173	6,476
Operating lease liabilities (Note 6)	1,784	-
Accrued other operating costs	2,202	424
Total accrued liabilities	$26,378	$15,065

6. Leases

We currently lease our corporate headquarters, CQP as well as other properties. Our leases have remaining lease terms up to 10 years, some of which include options to extend the leases and some of which include options to terminate the leases at our sole discretion. We do not assume renewals in our determination of the lease term unless the renewals are deemed to be reasonably assured. As of March 31, 2022, all of our leases are operating leases.

The components of lease liabilities included in our condensed consolidated balance sheet consisted of the following (in thousands):

As of March 31, 2022
Liabilities:
Accrued liabilities (Note 5)	1,784
Operating lease liability	7,860
Total lease liabilities	$9,644

Components of lease expense were as follows (in thousands):

For the three months ended March 31, 2022
Operating lease cost	476
Variable lease cost	28
Short-term lease cost	-
Total lease cost	$504

The remaining minimum lease payments due on our long-term leases are as follows (in thousands):

As of March 31, 2022
For the remainder of 2022	$1,365
2023	1,708
2024	1,699
2025	1,755
2026	1,755
Thereafter	3,852
Total undiscounted lease payments	12,135
Less: Imputed interest	2,491
Present value of lease liabilities	$9,644

As of March 31, 2022, we have entered into one new lease for the land of Gigafactory 1&2 in Mo i Rana, Norway that has not yet commenced with future lease payments of $0.3 million annually that are not reflected in the table above. The lease is expected to commence in 2022 with a term of 50 years plus optional extension periods at the Company’s discretion. Before the Company reaches its final investment decision for Gigafactory 1&2, the lease is cancellable at the Company’s option.

Weighted average remaining lease term and discount rate are as follows:

As of March 31, 2022
Weighted-average remaining lease term (in years)	7.1
Weighted-average discount rate	6.6%

Supplemental cash flow information related to leases were as follows (in thousands):

For the three months ended March 31, 2022
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows	$402
Lease liabilities arising from obtaining right of use assets	$9,855

7. Commitments and Contingencies

Legal Proceedings

From time to time, we may be subject to legal and regulatory actions that arise in the ordinary course of business. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events. Management believes that any liability of ours that may arise out of or with respect to these matters will not materially, adversely affect our condensed consolidated financial position, results of operations, or liquidity.

8. Warrants

As of March 31, 2022, we have 24,625,000 warrants outstanding. As part of the Business Combination, as described in Note 3 - Business Combination, the 14,375,000 public warrants of Alussa were each exchanged for one public warrant in FREYR (the “Public Warrants”) and the 10,250,000 private warrants of Alussa were each exchanged for one private warrant in FREYR (the “Private Warrants”). The Public and Private Warrants (collectively, “Warrants”) are subject to the terms and conditions of the warrant agreement entered into between Alussa, Continental Stock Transfer & Trust Company and FREYR (the “Amended and Restated Warrant Agreement”).

The Warrants entitle the holder thereof to purchase one of our ordinary shares at a price of $11.50 per share, subject to adjustments. The Warrants will expire on July 9, 2026, or earlier upon redemption or liquidation.

The Private Warrants are identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its permitted transferees, the Private Warrants: (i) may be exercised for cash or on a cashless basis and (ii) shall not be redeemable by FREYR.

We may call the Public Warrants for redemption once they become exercisable, in whole and not in part, at a price of $0.01 per Public Warrant, so long as we provide at least 30 days prior written notice of redemption to each Public Warrant holder, and if, and only if, the reported last sales price of our ordinary shares equals or exceeds $18.00 per share for each of 20 trading days within the 30 trading-day period ending on the third trading day before the date on which we send the notice of redemption to the Public Warrant holders.

We determined that the Public Warrants are equity classified as they are indexed to our ordinary shares and qualify for classification within shareholders’ equity. As such, the Public Warrants are presented within additional paid-in capital on the condensed consolidated balance sheets herein. However, we determined that the Private Warrants are not considered indexed to our ordinary shares as the holder of the Private Warrants impacts the settlement amount and thus, they are liability classified. The Private Warrants are presented within warrant liability on the condensed consolidated balance sheets herein. See Note 9 - Fair Value Measurement for further details.

9. Fair Value Measurement

The following table sets forth, by level within the fair value hierarchy, the accounting of our financial assets and liabilities at fair value on a recurring basis according to the valuation techniques we use to determine their fair value (in thousands):

	As of March 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Convertible Note	$-	$-	$20,452	$20,452
Total	$-	$-	$20,452	$20,452
Liabilities
Warrant Liabilities	$-	$-	$57,812	$57,812
Total	$-	$-	$57,812	$57,812

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Convertible Note	$-	$-	$20,231	$20,231
Total	$-	$-	$20,231	$20,231
Liabilities
Warrant Liabilities	$-	$-	$49,124	$49,124
Total	$-	$-	$49,124	$49,124

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

We measured our Private Warrants and the Convertible Note as of March 31, 2022 and December 31, 2021 at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. The valuation of the Private Warrants and the Convertible Note used assumptions and estimates that we believed would be made by a market participant in making the same valuation. Changes in the fair value of the Private Warrants related to updated assumptions and estimates were recognized as a warrant liability fair value adjustment within the condensed consolidated statements of operations and comprehensive loss. Changes in the fair value of the Convertible Note related to updated assumptions and estimates were recognized as a convertible note fair value adjustment within the condensed consolidated statement of operations and comprehensive loss.

As of March 31, 2022 and December 31, 2021, the carrying value of all other financial assets and liabilities approximated their respective fair values.

Private Warrants

The Private Warrants outstanding on March 31, 2022 and December 31, 2021, were valued using the Black-Scholes-Merton option pricing model. See Note 8 - Warrants above for further detail. Our use of the Black-Scholes-Merton option pricing model for the Private Warrants as of March 31, 2022 and December 31, 2021, required the use of subjective assumptions:

●	The risk-free interest rate assumption was based on the U.S. Treasury Rates, which was commensurate with the contractual terms of the Private Warrants, which expire on the earlier of (i) five years after the completion of the Business Combination or July 9, 2026 and (ii) redemption or liquidation. An increase in the risk-free interest rate, in isolation, would increase the fair value measurement of the Private Warrants and vice versa.

●	The expected term was determined to be 4.28 and 4.53 years as of March 31, 2022 and December 31, 2021, respectively, given the expiration of the Private Warrants as noted above. An increase in the expected term, in isolation, would increase the fair value measurement of the Private Warrants and vice versa.

●	The expected volatility assumption was based on the implied volatility from a set of comparable publicly traded companies as determined based on the size and industry. An increase in expected volatility, in isolation, would increase the fair value measurement of the Private Warrants and vice versa.

Using this approach, an exercise price of $11.50 and a share price of $12.26 and $11.18, we determined that the fair value of the Private Warrants was $57.8 million and $49.1 million as of March 31, 2022 and December 31, 2021, respectively.

Convertible Note

As of March 31, 2022 and December 31, 2021, we had an investment in a convertible note from 24M that was fair valued pursuant to the election of the fair value option under ASC 825, Financial Instruments. See Note 14 - Convertible Note for further detail. The Company considers this to provide a more accurate reflection of the current economic environment of the instrument. The Convertible Note was valued using a scenario-based framework. This analysis assumed various scenarios that were weighted based on the likelihood of occurrence. Within each scenario, an income approach, specifically the discounted cash flow approach, was utilized based on the expected payoffs upon the event, the discount rate and the expected timing and then the expected probability of occurrence was applied, all of which management determined were significant assumptions. Using this approach, we determined that the fair value of the Convertible Note as of March 31, 2022 and December 31, 2021 was $20.4 million and $20.2 million, respectively. We noted that a change in the expected payoffs, discount rate, timing, or expected probability would result in a change to the fair value ascribed to the Convertible Note. For the three months ended March 31, 2022 and 2021, the total change in fair value of the Convertible Note, including interest income, of $0.2 million and nil, respectively was recognized as a convertible note fair value adjustment within the condensed consolidated statement of operations and comprehensive loss.

Redeemable Preferred Shares

On November 11, 2020, 7,500,000 redeemable preferred shares were issued, each with a nominal value of NOK 0.01 per share for an aggregate subscription amount of NOK 71.5 million ($7.5 million) to two affiliates of Alussa in exchange for a cash contribution of $7.5 million (the “Preferred Share Preference Amount”). Concurrently, FREYR Legacy issued 92,500,000 warrants that were subscribed together with the redeemable preferred shares and considered an embedded feature as they were not separately exercisable. On February 16, 2021, an additional 7,500,000 redeemable preferred shares were issued, each with a nominal value of NOK 0.01 per share for an aggregate subscription amount of NOK 64.1 million ($7.5 million) to three affiliates of Alussa in exchange for a Preferred Share Preference Amount of $7.5 million. As part of the Business Combination and after the Norway demerger, the FREYR Legacy preferred shares were repurchased by FREYR at an adjusted Preferred Share Preference Amount of $14.9 million and the holders received 1,489,500 ordinary shares of FREYR. Before settlement, the preferred shares were valued using a scenario-based framework. Within each scenario, an income approach, specifically the discounted cash flow approach, was utilized based on the expected payoffs upon the conversion or redemption event, the estimated yield and the expected probability of occurrence, which we determined was a significant assumption. Prior to settlement, changes in the fair value of the redeemable preferred shares related to updated assumptions and estimates were recognized as a redeemable preferred shares fair value adjustment within the consolidated statements of operations and comprehensive loss.

The following table presents changes in the Level 3 instruments measured at fair value for the three months ended March 31, 2022 and 2021, respectively (in thousands):

	For the three months ended March 31, 2022
	Asset	Liability
	Convertible Note	Private Warrants	Redeemable preferred shares
Balance (beginning of period)	$20,231	$49,124	$-
Additions	-	-	-
Fair value measurement adjustments	221	8,688	-
Foreign currency exchange effects	-	-	-
Settlements	-	-	-
Balance (end of period)	$20,452	$57,812	$-

	For the three months ended March 31, 2021
	Asset	Liability
	Convertible Note	Private Warrants	Redeemable preferred shares
Balance (beginning of period)	$-	$-	$7,574
Additions	-	-	7,500
Fair value measurement adjustments	-	-	(6)
Foreign currency exchange effects	-	-	1
Balance (end of period)	$-	$-	$15,069

10. Shareholders’ Equity (Deficit)

Ordinary Shares

As of March 31, 2022, 245,000,000 ordinary shares without par value were authorized. Holders of ordinary shares are entitled to receive dividends when, as, and if, declared by our Board of Directors. As of March 31, 2022, we have not declared any dividends. The holder of each ordinary share is entitled to one vote per share. As of March 31, 2022, there were 116,853,504 ordinary shares outstanding.

Employee Awards - 2019 Plan

FREYR Legacy had an Incentive Stock Option Plan (the “2019 Plan”) issued on September 11, 2019. According to the 2019 Plan, options or warrants could be granted to eligible employees, and a total of 895,190 ordinary shares could be issued. On December 1, 2020, the board of directors approved to increase the number of ordinary shares to be issued under the 2019 Plan by 895,190 ordinary shares.

As a result of the consummation of the Business Combination on July 9, 2021, the stock options and warrants and performance stock options and warrants already granted or earmarked for an employee’s first year of employment vested immediately. As such, on July 9, 2021, share-based compensation was recognized for the remaining unrecognized fair value of the employee awards. Effective as of the close of the Business Combination, the 2019 Plan was modified to require cash-settlement after a lock-up period of either (i) one year for all non-executive employees or (ii) two years for all executive employees. Share-based compensation expense, inclusive of the changes to the fair value of the share-based compensation liability, is recognized separately in general and administrative expense and research and development expense within the consolidated statements of operations and comprehensive loss.

The following table sets forth the activity relating to the employee options and warrants outstanding under the 2019 Plan for the three months ended March 31, 2022 (aggregate intrinsic value in thousands):

For the Three Months Ended March 31, 2022	Number	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Awards outstanding at beginning of period	1,007,884	$2.81
Awards granted	-	-
Awards forfeited	-	-
Awards outstanding at end of period	1,007,884	$2.81	3.46	$9,523
Awards exercisable at end of period	1,007,884	$2.81	3.46	$9,523

Compensation expense recorded for the employee awards in general and administrative for the three months ended March 31, 2022 and 2021 was $1.1 million and $0.4 million, respectively. Compensation expense recorded for the employee awards in research and development for the three months ended March 31, 2022 and 2021 was $0.1 million and nil, respectively. As of March 31, 2022, all employee awards were vested.

Employee Awards - 2021 Plan

We have a Long-Term Incentive Plan (the “2021 LTIP”) that was issued on July 9, 2021. According to the 2021 LTIP, at the discretion of our board of directors, but at least on an annual basis, stock options may be granted to eligible employees. The aggregate number of additional shares authorized under the 2021 LTIP plan will not exceed 10% of the current number of shares in issue over the next five years, excluding any options or warrants granted before the 2021 LTIP Plan.

All options granted were determined to vest annually in equal thirds and can be exercised up to five years after the grant date. There are no performance or market conditions for vesting.

The following table sets forth the activity relating to the employee options outstanding under the 2021 LTIP for the three months ended March 31, 2022 (aggregate intrinsic value in thousands):

For the Three Months Ended March 31, 2022	Number	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Awards outstanding at beginning of period	2,101,972	$10.05
Awards granted	-	$-
Awards forfeited	20,725	$10.05
Awards outstanding at end of period	2,081,247	$10.05	4.49	$4,600
Awards exercisable at end of period	-	$-	-	$-

Compensation expense recorded for the employee awards in general and administrative for the three months ended March 31, 2022 and 2021 was $0.7 million and nil, respectively. Compensation expense recorded for the employee awards in research and development for the three months ended March 31, 2022 and 2021 was less than $0.1 million and nil, respectively. As of March 31, 2022, unrecognized compensation expense related to non-vested share-based compensation arrangements was $6.1 million. The expense is expected to be fully recognized over 2.7 years.

CEO Option Awards

On June 16, 2021, our Chief Executive Officer (“CEO”) entered into a stock option agreement, as an appendix to an employment agreement, effective upon the consummation of the Business Combination. Under the stock option agreement, our CEO was awarded 850,000 options to acquire our shares at an exercise price of $10.00 (the “CEO Option Awards”). The CEO Option Awards are subject to the board of directors’ assessment of the CEO’s performance pursuant to nine KPIs, which will occur during Q1 2022 and Q1 2023. The performance of each KPI will award the CEO with 1/9 of the maximum options. For each KPI, options that are confirmed in Q1 2022 will vest in equal thirds on December 31, 2022, September 30, 2023 and June 1, 2024. Options that are confirmed in Q1 2023 will vest in equal halves on September 30, 2023 and June 1, 2024. Failure to perform a KPI will reduce the maximum conditionally awarded options pro-rata and preclude the KPI from subsequently being earned by the CEO.

The CEO Option Awards were determined to be granted on July 13, 2021. Compensation cost is recognized if we conclude that it is probable that the performance condition will be achieved. Compensation expense recorded for the CEO option awards in general and administrative for the three months ended March 31, 2022 and 2021 was $0.1 million and nil, respectively

Nonemployee Awards — Related Party

On March 1, 2019, FREYR Legacy entered into a consulting agreement with EDGE Global LLC (“EDGE”) for FREYR Legacy’s CEO and Chief Commercial Officer to be hired to perform certain services related to leadership, technology selection and operational services (the “2019 EDGE Agreement”). Per the 2019 EDGE Agreement, FREYR Legacy agreed to issue 1,488,862 warrants to EDGE equaling 6.5% of the total outstanding shares of FREYR Legacy as of the effective date of the 2019 EDGE Agreement. On July 8, 2020, FREYR Legacy resolved to issue 1,488,862 warrants to EDGE under the 2019 EDGE Agreement upon the consummation of a New Capital Raise as defined in the 2019 EDGE Agreement. The warrants may be exercised at the latest of May 15, 2024. Each warrant shall give the right to subscribe for one new ordinary share of FREYR Legacy with a subscription price of $0.95 per share.

On September 1, 2020, FREYR Legacy amended the 2019 EDGE Agreement, effective as of July 1, 2020 (the “2020 EDGE Agreement”). Under the 2020 EDGE Agreement, FREYR Legacy agreed to issue an additional 687,219 warrants to EDGE. The warrants will vest over an eighteen-month graded vesting period and expire on September 30, 2025. Each warrant provided the right to subscribe for one new ordinary share of FREYR Legacy with a subscription price of $0.99 per share. On September 25, 2020, the board approved the modification of the subscription price to be $1.22 per share. Upon the consummation of the Business Combination, all unvested awards vested immediately.

Compensation expense recorded for the three months ended March 31, 2022 and 2021 for the warrants was nil and $0.1 million, respectively. As of March 31, 2022, all compensation expense for the warrants was recognized. No warrants were exercised for the period ended for the three months ended March 31, 2022 and 2021.

11. Government Grants

On February 12, 2021, we were awarded a grant of NOK 39.0 million ($4.6 million based on NOK/USD exchange rate at the time of the transaction) for research, development and innovation in environmental technology. The grant was awarded to assist with the costs incurred associated with employees and staff, contract research and consultants, overhead and operating expenses and intellectual property, patents and licenses. The grant is paid out in three installments based on meeting certain milestones in the agreement, in which the last milestone is payable after the final project report is approved. The grant is subject to meeting certain business size thresholds and conditions, such as documenting and supporting costs incurred, obtaining a third-party attestation of our related records and implementing policies that demonstrate good corporate governance. For the portion of any grant received for which costs have not yet been either incurred or supported through the appropriate documentation, we recognize deferred income in the condensed consolidated balance sheets. The first milestone of 30% and the second milestone of 50% were met during 2021 and payment was received. However, as of March 31, 2022, the appropriate documentation of the financing of project costs and third-party attestation had only occurred for the second milestone. As such, as of March 31, 2022 and December 31, 2021, we recognized $1.3 million as deferred income within the condensed consolidated balance sheet. For the three months ended March 31, 2022 and 2021, no other income was recognized within the condensed consolidated statements of operations and comprehensive loss.

On March 1, 2021, we were awarded a grant of NOK 142 million ($16.5 million based on NOK/USD exchange rate at the time of the transaction) for the development and construction of the pilot plant in Mo i Rana, Norway. The grant was awarded to assist with the costs incurred associated with the pilot plant including research and development, general and administrative, and construction in progress. The grant is paid in arrears upon request based on progress and accounting reports with the last milestone becoming payable after the final project report is approved. The grant is subject to achieving successful financing of the pilot plant and other conditions, such as documenting and supporting costs incurred and obtaining a third-party attestation of our related records. As of March 31, 2022, we satisfied the requirements for an initial payment of $6.7 million of which $1.4 million related to costs which were expensed and were recognized as other income and $5.3 million related to costs which were capitalized and were recognized as a reduction of the carrying amount of the CQP’s construction in progress.

12. Income Taxes

The provision for income taxes is recorded at the end of each interim period based on the Company’s best estimate of its effective income tax rate expected to be applicable for the full fiscal year. There is no provision for income taxes because the Company has incurred operating losses since inception. The Company’s effective income tax rate was 0% for the three months ended March 31, 2022 and 2021 as the Company continues to maintain a valuation allowance against its deferred tax assets.

13. Related Party Transactions

EDGE Agreements

The 2020 EDGE Agreement provided that FREYR Legacy should pay EDGE a monthly retainer fee. See Note 10 - Shareholders’ Equity (Deficit) for further discussion on the warrant agreements between FREYR Legacy and EDGE. Furthermore, FREYR Legacy agreed to make certain milestone payments to EDGE based on the closing of certain additional financing rounds as defined within the 2020 EDGE Agreement. On January 18, 2021, the board resolved to terminate the 2020 EDGE Agreement and enter into an employment contract with the continuing CEO and a consulting contract with the prior Chief Commercial Officer, subject to the closing of the Business Combination. See below for further detail on the consulting agreement with the prior Chief Commercial Officer.

The expenses incurred in relation to the consulting services provided for the three months ended March 31, 2022 and 2021 were nil and $0.1 million, respectively. These expenses are recognized as general and administrative expenses within the condensed consolidated statements of operations and comprehensive loss. There was no unpaid amount in accounts payable and accrued liabilities - related party as of March 31, 2022 and December 31, 2021.

Consulting Agreement

Concurrent with the consummation of the Business Combination, we agreed to a consulting agreement with the prior Chief Commercial Officer and current member of the board of directors. Per the consulting agreement, the consultant will provide services related to scaling sustainable energy storage, as well as any other services requested by us, for a term of three years. During this term, we will pay the consultant an annual fee of $0.4 million. Per the agreement, the consultant is also entitled to participate in our benefit plans made available to our senior executives. The expenses incurred for consulting services for the three months ended March 31, 2022 and 2021 were $0.2 million and nil, respectively. These expenses are recognized as general and administrative expenses within the condensed consolidated statements of operations and comprehensive loss. The unpaid amount of less than $0.1 million was recognized in accounts payable and accrued liabilities - related party as of March 31, 2022 and December 31, 2021.

Metier

In 2020, we entered into a framework agreement with Metier OEC, which provides primarily project management and administrative consulting services. The CEO of Metier OEC is the brother of our current Executive Vice President Projects. The expenses incurred for consulting services for the three months ended March 31, 2022 and 2021 were $1.2 million. These expenses are recognized as general and administrative expenses within the condensed consolidated statements of operations and comprehensive loss. The unpaid amount of $0.5 million and $0.3 million was recognized in accounts payable and accrued liabilities - related party as of March 31, 2022 and December 3 1, 2021, respectively.

Equity Method Investment

We hold a 50% common stock ownership in FREYR Battery KSP JV, LLC (“FREYR KSP JV”) that is accounted for under the equity method. FREYR along with Koch Strategic Platforms, who also holds 50% common stock ownership, formed FREYR KSP JV in October 2021 to advance the development of clean battery cell manufacturing in the United States. As part of this agreement, both parties agreed to contribute $3.0 million for the initial costs related to developing the first gigafactory to project concept selection. Project concept selection remains under development as of March 31, 2022. The initial capital contributions by both parties were made in January 2022. FREYR KSP JV reported a net loss of $0.3 million for the three months ended March 31, 2022. For the three months ended March 31, 2022, we incurred $0.1 million of expenses on behalf of FREYR KSP JV and the unpaid amount of less than $0.1 million was recognized as other receivables as of March 31, 2022.

14. Convertible Note

On October 8, 2021, we invested $20.0 million in an unsecured convertible note from 24M, our battery platform technology licensor for our current planned facilities in Norway. The Convertible Note matures on October 8, 2024. The Convertible Note carries an annual interest rate of 5% and is convertible into common stock or preferred stock at our option beginning on October 8, 2023 or automatically upon a qualified initial public offering or direct listing in excess of our conversion price. Additionally, the Convertible Note contains a change of control provision that would result in repayment of 1.75x the note’s original investment value plus any accrued interest. We have elected to account for the Convertible Note using the fair value option. See Note 9 - Fair Value Measurement for details on the valuation methodology.

15. Net Loss Per Share

The Company’s basic net loss per share attributable to ordinary shareholders for the three months ended March 31, 2022 was computed by dividing net loss attributable to ordinary shareholders by the weighted-average ordinary shares outstanding. For the three months ended March 31, 2021, we computed net loss per share using the two-class method required for participating securities. Under the two-class method, undistributed earnings for the period are allocated to participating securities, including the redeemable preferred shares that were settled as part of the Business Combination, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there was no contractual obligation for the redeemable preferred shares to share in losses, our basic net loss per share attributable to ordinary shareholders for the three months ended March 31, 2021, was computed by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding. No dividends were declared or paid for the three months ended March 31, 2022 and 2021.

Diluted net loss per share attributable to ordinary shareholders adjusts basic net loss per share attributable to ordinary shareholders to give effect to all potential ordinary shares that were dilutive and outstanding during the period. For the three months ended March 31, 2022 and 2021, the treasury stock method was used to assess our warrants and share-based payment awards while the if-converted method was used to assess our redeemable preferred shares; however, no instrument was determined to have a dilutive effect.

The following table sets forth the computation of our basic and diluted net loss per share attributable to ordinary shareholders for three months ended March 31, 2022 and 2021 (amounts in thousands, except share and per share amounts):

	For the three months ended March 31,
	2022	2021
Numerator:
Net loss attributable to ordinary shareholders - basic and diluted	$(34,907)	$(11,887)
Denominator:
Weighted average ordinary shares outstanding - basic and diluted	116,853,504	37,452,359
Net loss per ordinary share:
Basic and diluted	$(0.30)	$(0.32)

The following table discloses the outstanding securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share as the impact would be anti-dilutive:

	As of March 31,
	2022	2021
EDGE warrants	2,176,081	2,176,081
Other nonemployee warrants	-	413,313
Employee awards	2,081,247	950,667
CEO awards	94,444	-
Share-based compensation liability	1,007,884	-
Private Warrants	10,250,000	-
Public Warrants	14,375,000	-
Redeemable preferred shares	-	15,000,000
Total	29,984,656	18,540,061

For the three months ended March 31, 2022, the Company excluded 755,556 of the total 850,000 CEO Option Awards, as it is not yet probable that the performance conditions for these options will be achieved.

ITEM 2. FREYR BATTERY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This “FREYR Battery’s Management’s Discussion and Analysis” of FREYR Battery’s results operations and financial condition should be read in conjunction with the historical audited annual consolidated financial statements as of and for the year ended December 31, 2021 and the unaudited interim condensed consolidated financial statements as of March 31, 2022 and for the three months ended March 31, 2022 and 2021, and the related respective notes, which are included elsewhere in this Report. The financial information contained herein is taken or derived from such audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements, unless otherwise indicated. The following discussion contains forward-looking statements. FREYR Battery’s actual results could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this Report, particularly under “Risk Factors.” Unless the context otherwise requires, all references in this section to “FREYR” refer to FREYR Legacy prior to the closing of the Business Combination and to FREYR Battery following the closing of the Business Combination.

Overview

Our mission and vision are to accelerate the decarbonization of the transportation sector and energy systems by delivering some of the world’s cleanest and most cost-effective batteries. We aim to produce some of the most cost-competitive batteries with the lowest carbon footprints, which could further support the acceleration of the energy transition. Following the investment decision of the CQP, construction work is ongoing in Mo i Rana, Norway. The CQP production line will be based on our in-licensed technology from 24M. As of March 31, 2022, we have not derived revenue from our principal business activities. We will initially target energy storage systems (“ESS”), marine applications, commercial vehicles and electric vehicles (“EV”) with slower charge requirements, and then plan to target additional markets, including consumer EVs, through both the joint venture model and through the licensing model. We plan to produce faster charge battery cells for the broader consumer EV segment through the 24M platforms, as well as through the joint venture business model and potentially additional licensing partnerships.

We expect our capital and operating expenditures to increase significantly in connection with our ongoing activities and to prepare for growth, as we:

●	construct manufacturing facilities and purchase related equipment;

●	commercialize products;

●	continue to invest in technology;

●	maintain and improve operational, financial, and management information systems;

●	hire additional personnel;

●	operate as a public company.

Recent Developments

●	Signed a Head of Terms agreement to pursue a Joint Venture (“JV”) with Aleees to establish an LFP cathode plant in the Nordic region. The joint venture partners will seek to commence production in 2024, coinciding with the anticipated ramp-up of operations from FREYR’s first Gigafactory in Mo i Rana, Norway.

●	Announced our signing of UN Global Compact principles of human rights, labor, environment, and anti-corruption.
●

Appointed Oscar K. Brown as FREYR’s Group Chief Financial Officer, effective on April 4, 2022. Mr. Brown comes with more than 30 years of energy industry experience, having most recently been Senior Vice President of Strategy, Business Development and Supply Chain for Occidental Petroleum Corporation.

●	Entered into a conditional power purchase agreement (“PPA”) to secure access to clean and renewable electricity through hydropower following the commencement of production in Gigafactory 1&2. The PPA is conditional upon FREYR taking a final investment decision on Gigafactory 1&2.

Comparability of Financial Information

Our results of operations and reported assets and liabilities may not be comparable between periods as a result of the Business Combination and becoming a public company. As a result of the Business Combination, we became a New York Stock Exchange (“NYSE”) listed company, which has required and will continue to require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, internal and external accounting, legal and administrative resources, including increased audit, compliance, and legal fees.

Key Factors Affecting Operating Results

We believe our performance and future success depends on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this Report titled “Risk Factors.”

Components of Results of Operations

Operating Expenses

General and administrative

General and administrative expense consists of personnel and personnel-related expenses, including share-based compensation of our executives and employees, fees paid for contractors and consultants assisting with growing the business and developing the battery factories, office space related costs, travel costs, public relations costs, legal and accounting fees for professional and contract services, as well as depreciation expense. We expect general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the Securities and Exchange Commission, additional legal, audit, and insurance expenses, investor relations activities, and other administrative and professional services.

Research and development (“R&D”)

R&D expense consists primarily of compensation to employees engaged in research and development activities, including share-based compensation, internal and external engineering, supplies and services, and contributions to research institutions. R&D expense also includes the development costs related to the 24M License.

Equity in losses from investee

Equity in losses from investee consists of our proportionate share of the net earnings or losses and other comprehensive income from FREYR Battery KSP JV LLC, which is accounted for under the equity method, as we exercise significant influence but not control, over its operating and financial policies.

Other income (expense)

Other income (expense) primarily consists of the fair value adjustments on our warrant liability, convertible note, and redeemable preferred shares, interest income and expense, net foreign currency transaction gains and losses, and grant proceeds received.

Results of Operations

Comparison of the Three Months Ended March 31, 2022 and 2021

The results of operations presented below should be reviewed in conjunction with the condensed consolidated financial statements and notes included elsewhere in this Report. The following table sets forth FREYR Battery’s condensed consolidated results of operations data for the periods presented (in thousands, except percentages):

	For the three months ended
	March 31,		Change	Change
	2022	2021	($)	(%)
Operating expenses:
General and administrative	$24,614	$9,012	$15,602	173%
Research and development	2,859	2,907	(48)	-2%
Equity in losses from investee	167	-	167	NM (1)
Total operating expenses	27,640	11,919	15,721	132%
Loss from operations	(27,640)	(11,919)	(15,721)	132%
Other income (expense)	(7,267)	32	(7,299)	NM (1)
Loss before income taxes	(34,907)	(11,887)	(23,020)	194%
Income tax expense	-	-	-	0%
Net loss	$(34,907)	$(11,887)	$(23,020)	194%

(1)	NM = Not meaningful

Operating expenses

General and administrative

General and administrative expenses increased by $15.6 million or 173%, to $24.6 million for the three months ended March 31, 2022, from $9.0 million for the three months ended March 31, 2021. General and administrative expenses increased primarily due to an increase of $12.4 million related to growth in professional services, general corporate expenses, and travel. Additionally, there was an increase of compensation costs of $6.5 million resulting from a higher headcount and share based compensation costs. These increases were partially offset by a decrease in non-employee share-based compensation costs of $3.7 million recognized in the prior year.

Equity in losses from investee

Equity in losses from investee of $0.2 million were recognized for the three months ended March 31, 2022. There was no equity in losses from investee for the three months ended March 31, 2021.

Other income (expense)

Other income (expense) changed by $7.3 million to a loss of $7.3 million for the three months ended March 31, 2022 from a gain of less than $0.1 million for the three months ended March 31, 2021. The change in other income (expense) is primarily due to the increase in the warrant liability fair value adjustment of $8.7 million, offset by the increase in other income of $1.5 million, which predominantly consists of the grant proceeds recognized during the three months ended March 31, 2022.

Financial Condition, Liquidity and Capital Resources

Liquidity and Capital Resources

As of March 31, 2022 we had approximately $524.6 million of cash, cash equivalents, and restricted cash and current liabilities of approximately $35.1 million. To date, our principal sources of liquidity have been proceeds received from the Business Combination, issuance of debt and equity securities and amounts received from government grants. These funds will be used for our battery projects, technology licensing and research and development efforts, including the CQP, and general corporate purposes. Additionally, we expect that the various government grants we have received but not earned to date will also help fund our operational needs and general corporate purposes and cover certain operating expenses.

Our capital requirements depend on many factors, including capital expenditures required to support the development of the battery factories, the timing and extent of spending to support technology licensing and research and development efforts and market adoption of our future products. Until we can generate sufficient revenue to cover operating expenses, working capital and capital expenditures, we expect to fund cash needs through a combination of equity and debt financing. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our ordinary shares. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our ordinary shares. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

While we will need to raise additional capital in the future, if adequate funds are not available, we will need to curb our expansion plans or limit our research and development activities, which would have a material adverse impact on our business prospects and results of operations.

We believe that we have the ability to meet all of our contractual obligations and commitments for at least the next 12 months.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented (in thousands):

	For the three months ended
	March 31,
	2022	2021
Net cash (used in) provided by:
Operating activities	$(30,135)	$(6,392)
Investing activities	(10,932)	(54)
Financing activities	-	7,500

Operating Activities

Net cash used in operating activities was $30.1 million for the three months ended March 31, 2022, while net cash used in operating activities was $6.4 million for the three months ended March 31, 2021. For the three months ended March 31, 2022, the primary factor affecting our operating cash flows was our operating expenses of $27.3 million driven by payroll and other related costs, accounting and legal fees, research and development, and other operating expenses. For the three months ended March 31, 2021, the primary factor affecting our operating cash flows was our operating expenses of $11.9 million driven by payroll and other related costs, fees to EDGE Global, accounting and legal fees, research and development, and other operating expenses. These operating expenses were partially offset by the impact of the increase in accounts payable and accrued liabilities of $1.3 million due to the timing of payments and non-cash share-based compensation of $4.2 million.

Investing Activities

Net cash used in investing activities was $10.9 million for the three months ended March 31, 2022, while net cash used in investing activities was $0.1 million for the three months ended March 31, 2021. For the three months ended March 31, 2022, our investing cash flows primarily reflect $7.9 million of purchases of property and equipment and a $3.0 million investment in FREYR Battery KSP JV, LLC, our equity method investee. For the three months ended March 31, 2021, our investing cash flows primarily reflect the purchases of equipment.

Financing Activities

There was no net cash provided by or used in financing activities for the three months ended March 31, 2022, while net cash provided by financing activities was $7.5 million for the three months ended March 31, 2021. For the three months ended March 31, 2021, our financing cash flows relate to net proceeds of $7.5 million from the issuance of redeemable preferred shares.

Critical Accounting Policies and Estimates

Our critical accounting policies and estimates are consistent with those described in Item 7 of Part II, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2021 Annual Report on Form 10-K.

Recent Accounting Pronouncements

See Note 2 to the condensed consolidated financial statements for information concerning new accounting standards and the impact of the implementation of these standards on our financial statements.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

We qualify as an emerging growth company, as defined in the JOBS Act, and therefore intend to take advantage of certain exemptions from various public company reporting requirements, including delaying adoption of new or revised accounting standards until those standards apply to private companies. This may make a comparison of our condensed consolidated financial statements with another public company that is either not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

ITEM 3. QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

FREYR is exposed to market risks arising from adverse changes in inflation and changing prices. This market risk is described further below. In addition, refer to the section entitled “Risk Factors” in the prospectus filed by us pursuant to Rule 424(b)(3) on March 16, 2022 (the “Prospectus”), in the section entitled “Risk Factors” beginning on page 14, for additional discussion of these and other risks, including the potential risks associated with the supply chain and the COVID-19 pandemic.

Inflation Risk

Increases in raw material prices, including those from inflationary pressures or from supply chain constraints may adversely impact FREYR’s costs and results of operations. Rising raw material costs, including steel and aluminum raw material inflation in fiscal year 2021, may result in significant increases in costs from our suppliers and increased lead-times associated with our raw materials, particularly since we have not established fixed prices and volumes with a majority of our prospective suppliers.

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

ITEM 4. CONTROLS AND PROCEDURES

Limitations on Effectiveness of Controls and Procedures

We maintain disclosure controls and procedures (“Disclosure Controls”) within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act. Our Disclosure Controls are designed to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act, such as this Quarterly Report on Form 10-Q, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.

Our Disclosure Controls are also designed to ensure that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives.

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2022. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective.

Changes in Internal Control Over Financial Reporting

As part of our preparation towards production, we implemented a new cloud enterprise resource planning (“ERP”) system as of January 1, 2022. The ERP system, which is an integral component of our internal controls over financial reporting, will provide us with more efficient transactional processing, increased scalability and enhanced management tools for our business growth.

There were no other changes in our internal control over financial reporting during the first quarter of fiscal 2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

To the knowledge of our management, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

From time to time, we may be involved in litigation relating to claims arising in the ordinary course of our business. There are currently no material claims or actions pending or threatened against us.

ITEM 1A. RISK FACTORS

Other than the update to the risk factor set forth below, there have been no material changes in our risk factors from those disclosed in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission on March 9, 2022. Additional risks not currently known to us or that we currently deem to be immaterial may also materially affect our consolidated financial position, results of operations, or cash flows.

Doing business internationally creates operational, financial and tax risks for FREYR’s business.

FREYR’s business plan includes operations in international markets, including initial manufacturing and supply activities in Norway, initial sales in North America and Europe, and eventual expansion into other international markets. Conducting and launching operations on an international scale requires close coordination of activities across multiple jurisdictions and time zones and consumes significant management resources. If FREYR fails to coordinate and manage these activities effectively, its business, financial condition, prospects or results of operations could be adversely affected. International sales entail a variety of risks, including currency exchange fluctuations, challenges in staffing and managing foreign operations, tariffs and other trade barriers, unexpected changes in legislative or regulatory requirements of foreign countries into which FREYR sells its products and services, difficulties in obtaining export licenses or in overcoming other trade barriers, laws and business practices favoring local companies, political and economic instability, difficulties protecting or procuring intellectual property rights, and restrictions resulting in delivery delays and significant taxes or other burdens of complying with a variety of foreign laws.

In particular, in February 2022, armed conflict escalated between Russia and Ukraine.  The EU and other governments in jurisdictions in which we plan to operate in have imposed severe financial and economic sanctions and export controls against Russia and Russian interests, and have threatened additional sanctions and controls. It is not possible to predict the broader consequences of this military conflict.  Further escalation of geopolitical tensions related to the military conflict, could include, among other things, further sanctions, embargoes, greater regional instability, geopolitical shifts, heightened risk of cyberattacks, and other adverse effects on macroeconomic conditions, currency exchange rates, supply chains and financial markets, any of which may adversely affect our business and supply chain. In addition, the effects of the ongoing conflict could heighten many of our known risks described in the section entitled “Risk Factors" in our Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission on March 9, 2022.

In addition, the corporate structure of FREYR and its subsidiaries with entities in several jurisdictions such as Norway, Luxembourg, the U.S., Finland and the Cayman Islands, is, together with its conducting of operations in international markets as described above, subject to tax risk. The expected tax treatment of FREYR and its subsidiaries relies on current tax laws and regulations, as well as certain tax treaties between the aforementioned different jurisdictions. As such, unexpected changes, interpretation, application or enforcement practice in respect of legislative or regulatory requirements of such tax laws in foreign countries into which FREYR or any of its subsidiaries is incorporated and/or conducting operations and sales in, including but not limited to, changes in treatment of sales and results of operations earned in foreign and offshore jurisdictions, value added tax, cessation of tax treaties and recognition of tax law principles in other jurisdictions, as well as other changes in corporate tax law, may adversely FREYR’s business, financial conditions, prospects or result of operations.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

None.

ITEM 5. OTHER INFORMATION

Not applicable.

ITEM 6. EXHIBITS

The documents listed below are incorporated by reference or are filed with this Quarterly Report on Form 10-Q, in each case as indicated therein (numbered in accordance with Item 601 of Regulation S-K).

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
3.1	Consolidated Articles of Association of FREYR as of November 26, 2021.	8-K	001-40581	3.1	12/16/2021
10.1#	Engagement Agreement, dated March 1, 2019, by and between FREYR AS and EDGE Global LLC.	S-4	333-254743	10.1	3/26/2021
10.2#	Amendment to the March 2019 Engagement Agreement, dated July 1, 2020, by and between FREYR AS and EDGE Global LLC.	S-4	333-254743	10.2	3/26/2021
10.3#	Consultancy Agreement entered into on May 14, 2021 between FREYR Battery and Peter Matrai.	S-4/A	333-254743	10.14	5/27/2021
10.4#	Employment Agreement, dated May 9, 2022, by and between FREYR Battery US Holding, Inc. and Oscar K. Brown	Filed herewith
31.1	Certification of Principal Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	Filed herewith
31.2	Certification of Principal Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	Filed herewith
32.1‡	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	Furnished herewith
32.2‡	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	Furnished herewith
101.INS	Inline XBRL Instance Document	Filed herewith
101.SCH	Inline XBRL Taxonomy Extension Schema Document	Filed herewith
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	Filed herewith
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	Filed herewith
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	Filed herewith
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	Filed herewith
104	The cover page for FREYR Battery’s Quarterly Report on Form 10-Q has been formatted in Inline XBRL and contained in Exhibit 101

#	Indicates management contract or compensatory plan or arrangement.

‡	The certifications attached as Exhibits 32.1 and 32.2 that accompany this Quarterly Report on Form 10-Q are deemed furnished and not filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of the Registrant under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Quarterly Report on Form 10-Q, irrespective of any general incorporation language contained in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FREYR BATTERY

Date: May 11, 2022	By:	/s/ Tom Einar Jensen
	Name:	Tom Einar Jensen
	Title:	Chief Executive Officer
(Principal Executive Officer)

Date: May 11, 2022	By:	/s/ Oscar K. Brown
	Name:	Oscar K. Brown
	Title:	Group Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)

Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of May 9, 2022 (the “Effective Date”), by and between Freyr Battery US Holding, Inc., a Delaware Corporation (the “Company”), and Oscar K. Brown (the “Employee” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Parties intend that the Employee shall be employed by the Company as Chief Financial Officer pursuant to the terms of this Agreement and effective as of April 1, 2022.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1. At-Will Employment. The Employee’s employment with the Company will be “at will” and can be terminated by either the Employee or the Company at any time for any reason, in accordance with the terms and conditions of Section 6.

2. Employment and Duties.

(a) Title. Starting on 1 April 2022, the Employee will be employed as the Group Chief Financial Officer of FREYR Battery (the “Parent”) and its subsidiaries (the “Group”). The Employee shall report to the Chief Executive Officer of the Parent or the “Board” (as defined below) as required by applicable law or the principles of good corporate governance.

(b) Location. The Employee’s initial place of work shall be in Houston, Texas. Thereafter, the Employee may transfer to other locations in the United States upon mutual agreement of the Employee and the Company. The Employee shall spend approximately fifty percent (50%) of his working time in Luxembourg and/or Norway during the initial three (3) months of his employment. Thereafter, the Employee shall be required to spend approximately one (1) week per month in Norway and/or Luxemburg in connection with his work, subject to travel restrictions due to factors out of the Employee’s and the Company’s control, including without limitation, due to war, inclement weather, and COVID-19 or similar pandemic related restrictions. The Employee acknowledges that the Employee’s work will necessitate a considerable amount of travel as reasonably required by the Company, including domestic and foreign travel, subject to the above travel restrictions.

(c) Services. During employment with the Company, the Employee shall (i) be a full-time employee of the Company; (ii) carry out the duties assigned to the Employee’s position as are reasonably prescribed by the Company from time to time and consistent with the Employee’s position; and (iii) comply with all Company policies, instructions and guidelines, which are not inconsistent with the Employee’s position. The Employee will devote all of the Employee’s business time and best efforts to the performance of the Employee’s duties to the Company and will not engage in any other business, profession or occupation for compensation without the Company’s prior written consent (which shall not be unreasonably withheld). Notwithstanding the foregoing, the Employee may (x) perform and participate in charitable civic, educational, professional, community, industry affairs and other related activities and (y) manage the Employee’s (and his family’s) personal investments; provided, however, that such activities do not materially interfere with the performance of the Employee’s duties hereunder or breach the terms of this Agreement.

(d) External Board Services. The Employee shall not, without the Company’s prior written consent (which shall not be unreasonably withheld), accept external board membership; provided, however, that the Employee may continue to serve on the Board of Directors of Western Midstream Partners LP (the “WES Board”) and perform services as a director of any charitable, religious, or community organizations. Any board membership may not conflict with the Employee’s duties to the Company or put the Employee in a position of actual or perceived conflict of interest. The Company acknowledges and agrees that the Employee’s service on the WES Board does not conflict with the Employee’s duties to the Company or put him in position of actual or perceived conflict of interest.

(e) Working Hours. Standard business hours for the Company are 9:00 am to 5:00 pm Monday to Friday. The Employee may be required to work hours in excess of the ordinary working hours as may be reasonably required to carry out the Employee’s duties properly and effectively in accordance with the needs of the Company. The Employee’s position is considered exempt under the Fair Labor Standards Act and applicable state law. As a result, the Employee will not be entitled to overtime pay for hours worked in excess of the Employee’s normal work schedule.

3. Compensation, Bonus and Benefits.

(a) Salary. Beginning as of April 1, 2022, the Company will pay the Employee a salary at the rate of $600,000.00 (“Base Salary”) annually, which shall be paid monthly and in accordance with the Company’s usual and regular payroll practices, as in effect from time to time.

(b) Bonus. The Employee will be eligible to earn annual bonuses, with a target of one hundred percent (100%) of the Employee’s Base Salary, pursuant to the Group’s bonus scheme, the terms and objectives of which are under the sole discretion of the Parent and subject to change from time to time. If within two (2) years after the payment of any bonus (whether as part of the Group’s annual bonus scheme or otherwise), the vesting of any option or equity award (including the Sign-On Options described below) or payment of any other award is made to the Employee, the Parent is required to restate its accounts to a material extent or if the Company becomes aware of any material malfeasance or material wrongdoing on the Employee’s part, then the Parent shall be entitled to recalculate, in its reasonable good faith discretion, the bonus that it would otherwise have awarded in the relevant financial years, had these facts been known at the time the bonus was granted. The Employee shall repay to the Company on demand the difference between such recalculated bonuses and the aggregate value of the awards actually paid to the Employee (as determined in the sole discretion of the Company).

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(c) Sign-On Options. Subject to the approval of the Board of Directors of the Parent (the “Board”), the Employee will receive a one-time award of 250,000 non-qualified options to purchase shares of the common stock of Parent (the “Sign-On Options”). The Sign-On Options will be granted on or as soon as practicable following the Effective Date, and will be subject to the terms of the Long-Term Incentive Programme 2021 (as amended from time to time, the “Equity Plan”), and any applicable award agreement issued thereunder. The Sign-On Options will vest in three (3) equal tranches over a period of three (3) years from the grant date and once vested will remain exercisable for a term not to exceed five (5) years from the grant date under the Equity Plan, subject in each case to the Employee’s continued active employment with the Company. The per share exercise price of such Sign-On Options will equal the Fair Market Value per Share (as each is defined in the Equity Plan) on the grant date. If, during twelve (12) months immediately following the occurrence of a Change in Control (as defined in the Equity Plan), the Employee experiences a termination of employment under circumstances which would entitle him to severance under Section 6(b) of this Agreement, all then-unvested Sign-On Options will vest and be cancelled in exchange for a cash payment equal to the aggregate spread (if any) with respect to such Sign-On Options. Except as set forth in this Agreement, all equity or equity-based awards shall be governed by the terms and conditions of the Equity Plan and applicable award agreement, including but not limited to the Sign-On Options, LTIP Options and LTIP RSUs.

(d) Annual Long-Term Incentive Program (“LTIP”) Options. The Employee will be eligible to participate in the FREYR Battery LTIP. Subject to the approval by the Board, the Employee will receive an award of 300,000 options to purchase Parent common stock (the “LTIP Options”), to be granted per annum (such amount to be pro-rated for 2022) and for each of 2023 and 2024. The 2022 LTIP Options will be granted in accordance with the standard grant schedule for the LTIP. The 2023 and 2024 LTIP Options will be granted on the anniversary of such grant date in each such year. The LTIP Options shall vest in three (3) equal tranches over a period of three (3) years from the grant date and once vested will remain exercisable for a term not to exceed five (5) years from the grant date under the Equity Plan. The per share exercise price of such LTIP Options will equal the weighted average and the exchange rate of a Share for the five (5) day period immediately preceding the grant date. If, during the twelve (12) months immediately following the occurrence of a Change in Control, the Employee experiences a termination of employment under circumstances which would entitle him to severance under Section 6(b) of this Agreement, all then-unvested LTIP Options will vest and be cancelled in exchange for a cash payment equal to the aggregate spread (if any) with respect to such LTIP Options.

(e) Annual LTIP Restricted Stock Units (“RSUs”). Subject to the approval of the Board, the Employee will receive RSUs with respect to a number of Shares with a Fair Market Value at the time of grant equal to $600,000.00 per year (the “LTIP RSUs”) issued pursuant to the Equity Plan, (such amount to be pro-rated for 2022), and for each of 2023 and 2024. The 2022 LTIP RSUs will be granted on or as soon as practicable following the Effective Date of this Agreement. The 2023 and 2024 LTIP RSUs will be granted on the anniversary of such grant date in each such year. The LTIP RSUs shall vest in three (3) equal tranches over a period of three (3) years from the grant date and be settled in cash within thirty (30) days thereafter. If, during the twelve (12) months immediately following the occurrence of a Change in Control event, the Employee experiences a termination of employment under circumstances which would entitle him to severance under Section 6(b) of this Agreement, all then-unvested LTIP RSUs will vest and be cashed out.

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(f) Tax Equalization. If necessary, the Company agrees to pay to the Employee an amount sufficient to compensate the Employee for any tax liability (including any tax liability on any such payment) that the Employee incurs in any country relating to compensation paid to the Employee from the Company, if and only if the Company has requested that the Employee perform work in such country, such that the Employee will be, from an economic perspective, no worse off than if the Employee had lived, worked and incurred tax liabilities only in the United States.

(g) Paid Time Off. The Employee is entitled to twenty (20) days of paid vacation time per calendar year. Unused vacation days will rollover each year. This paid time off excludes any Company shut down days, as well as public holiday observed by the Company, which will also be paid. The Employee is also entitled to five (5) paid personal days and ten (10) paid sick days. Time off, whether paid or unpaid, must be taken at times appropriate to the local work situation and be approved beforehand by the Employee’s direct manager, whenever possible. The Employee should give the Company as much notice as possible prior to taking any paid time off. The Company understands that instances of unforeseen sickness and emergencies may arise, and will work with the Employee in these situations.

(h)  Other Benefits. The Employee (and, to the extent eligible, the Employee’s dependents and beneficiaries) will be eligible to participate in all benefit plans made available by the Company to its similarly-situated employees, as in effect from time to time, currently including the Company’s health, dental care and vision care plans, pursuant to the terms of such plans as in effect from time to time.

(i)  Technology. The Company will provide the Employee with a laptop for business use. The Company will provide the Employee with a mobile phone and cover reasonable cost for business use and, to a reasonable extent, private use in accordance with the Company’s policies, as in effect from time to time. Further, the Company will reimburse fifty percent (50%) of the Employee’s internet subscription at home.

(j)  Deductions from Salary. Deductions from salary and bonus may be made to the extent permitted by local labor law under the following circumstances: (i) incorrect or advance payments in salary or bonus, and (ii) amounts received in violation of any Company policy, such as any misuse of the Company’s funds, e.g. by credit card. The Company will provide the Employee with written notice prior to making any such deductions. All amounts payable to the Employee will be subject to applicable tax withholding.

4. Business Expenses. The Company shall, on the presentation of invoices or vouchers or other evidence of actual payment, reimburse the Employee for expenses, including business travel expenses, reasonably incurred by the Employee in the performance of the Employee’s duties under the Agreement, and in accordance with the Company’s policies, as in effect from time to time. Determination of the reasonableness of business expenses is at the sole discretion of the Company, not to be exercised unreasonably.

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5. Code of Conduct and Company Policies. The Employee will comply with all codes of conduct and all other policies which have been made available to the Employee and as in effect from time to time.

6.  Termination of Employment. The Employee’s employment will terminate at the earliest to occur of the following: (i) the date on which the Company provides notice to Employee of termination for “Disability” (as defined below); (ii) the date of Employee’s death; (iii) if the Employee’s employment is terminated by the Company for “Cause” or by the Employee with “Good Reason” (each as defined below), the date any applicable cure period expires and, if there is no applicable cure period, the date on which the Company or the Employee, as applicable, provides notice to the other party of such termination; (iv) the date which is three (3) months following the date on which the Company provides notice to the Employee of termination without Cause (or such shorter period as the Company may determine subject to applicable law); or (v) the date which is three (3) months following the date on which the Employee provides notice to the Company of Employee’s termination of employment without Good Reason. If the Company or the Employee give notice to terminate employment, the Company may in the notice period, in its absolute discretion and subject to the Company continuing to pay or provide, as applicable, all payments and benefits (including without limitation, continued vesting of the Sign-On Options, LTIP Options and LTIP RSUs) under Section 3, require the Employee (i) to perform only such duties as it may allocate to the Employee; (ii) to refrain from having any contact with customers, clients, suppliers, employees or member of the Company or Group; (iii) to refrain from attending any premises of the Company or Group, (iv) to resign as a director or from any office of the Company or any member of the Group; and/or (v) to take any accrued holiday. The Employee agrees that the Company may appoint another person to perform the Employee’s responsibilities jointly and require the Employee to provide such handover and transitional services as may be reasonably required.

(a) For Cause; Resignation by Employee; Death or Disability. If the Employee’s employment with the Company is terminated by the Company for Cause or as a result of the Employee’s death or Disability, or the Employee resigns the Employee’s employment with the Company for any reason, the Employee will not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination of employment: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) in the case of a resignation by the Employee for any reason or a termination for death or Disability, an amount in cash equal to any cash bonus payable to Employee in respect of any previously completed fiscal year of the Company in accordance with Section 3(b) but unpaid as of the date of termination, payable on the same date on which cash bonuses are paid to executives of the Company generally in respect of such fiscal year; (iii) reimbursement for any expenses properly incurred and reported by Employee prior to the date of termination of employment in accordance with Section 4 hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) business days after the date of termination of employment, provided all supporting documents were properly submitted in advance; (iv) to the extent required under applicable law or Company policy, all accrued but unused paid time off; (v) vested employee benefits, if any, to which the Employee may be entitled under the Company’s employee benefit plans described in Section 3(e), and (vi) continued rights to indemnification and coverage under the Company’s and Parent’s directors and officers insurance liability policy under their by-laws and certificate of incorporation (or other governing documents) and applicable law and Section 18 below (collectively, the “Accrued Rights”).

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(b) Termination by the Company without Cause; Termination by the Employee for Good Reason. If the Employee’s employment is terminated by the Company without Cause, or by the Employee with Good Reason, then the Employee will be entitled to receive the Accrued Rights, and if (x) the Employee executes a release of claims in substantially the form attached hereto as Exhibit A (the “Release”), and the applicable revocation period with respect to the Release expires following the date of termination and (y) the Employee does not breach the restrictive covenants set forth in Sections 7, 9, 10, 11, and 12 hereof, then the Employee will receive the following:

(i) One (1) year Base Salary, calculated on the basis of annual wages during the twelve (12) months immediately prior to termination, payable in substantially equal installments during the twelve (12) month period immediately following the date of termination in accordance with the Company’s regular payroll practices as in effect from time to time; provided, that, the first such payment will be made on the first regularly scheduled payroll date of the Company that occurs on or following the date after the Release becomes effective and will include all payments that would have been made to the Employee had such payments commenced on the first regularly scheduled payroll date of the Company following the date of termination; and

(ii) In the event that the Employee timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, reimbursement for the full cost of premiums under COBRA for a period of six (6) months following the date of termination.

(c) Definitions. For purposes of this Agreement:

(i) “Cause” shall mean (in each case, other than due to death or Disability): (A) the Employee’s conviction of, or plea of guilty or nolo contendere to, any felony; (B) any act of theft, dishonesty, embezzlement or misappropriation by the Employee against the Company or any of its affiliates that has or could reasonably be expected to result in material economic harm to the Company or any of its affiliates; (C) the Employee’s breach of any fiduciary obligation or any willful malfeasance or gross negligence; (D) a material violation by the Employee of any written policy of the Company; (E) a material breach by the Employee of any provision of this Agreement; (F) any material failure by the Employee to follow the lawful written directives of the Company that are related to the Employee’s position with the Company; (G) the Employee’s material failure to comply with the Company’s employee handbook or material failure to comply with any Company policy or rule related to sexual and other types of harassment, discrimination or abusive conduct, in each case, made available to the Employee; or (H) the Employee engaging in acts of moral turpitude or intentional acts that are materially detrimental to the reputation of the Company and which cause the Company material economic harm; provided, however that with respect to (D), (E), (F) and (G), (x) the Company will provide the Employee with 15 days’ advance notice to present any evidence or arguments as to why his conduct did not constitute Cause, and the Company will, in good faith, conduct further investigations of the matter following such presentation, and (y) during which time the Employee may be relieved of his duties (and such relief of duties shall not constitute Good Reason). The Company will notify the Employee of its final good faith determination within 15 days of such presentation and, in the event the Company determines in good faith that the Employee’s act or omission (1) did not constitute Cause, then either (x) the Employee will remain employed under this Agreement and, if his duties were relieved, they will be reinstated, or (y) the Employee’s employment will be terminated without Cause, or (2) did constitute Cause, the Employee’s employment will be terminated for all purposes.

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(ii) “Disability” means the Employee is unable, due to physical or mental incapacity, to perform the Employee’s duties to the Company under this Agreement for a period of either (A) 90 consecutive days or (B) 180 days in any 365 day period or as determined pursuant to the terms of the long-term disability plan maintained by the Company.

(iii) “Good Reason” shall mean (in each case without the Employee’s consent): (A) a diminution in the Employee’s Base Salary or target bonus opportunity; (B) a material diminution in the Employee’s duties, responsibilities or authority or an adverse change in the Employee’s title or role; (C) the Company’s, Parent’s or a subsidiary or affiliate thereof’s material breach of this Agreement or any other written agreement between the Company, Parent or a subsidiary or affiliate thereof and the Employee, including without limitation, the failure to grant any of the Sign-On Options, LTIP Options and LTIP RSUs within sixty (60) days of when the Company is required to do so under Section 3; (D) any required relocation of the Employee’s principal place of employment to a location that is more than 25 miles from the Employee’s current principal place of employment; or (E) the assignment of any new duties or responsibilities to the Employee which are materially inconsistent with the Employee’s position as Chief Financial Officer. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Good Reason unless (1) the Employee provides notice to the Company of the existence of the condition giving rise to Good Reason within thirty (30) days following the Employee’s knowledge of its existence and (2) the Company fails to cure such condition within thirty (30) days following the date of such notice and (3) the Employee terminates his employment with the Company within fifteen (15) days of the earlier to occur of (x) the lapse of the cure period and (y) receipt of written notice of the Company’s intent not to cure.

7. Confidentiality.

(a) The Employee understands that during the Employee’s employment with the Company, the Employee will have access to unpublished and otherwise confidential and proprietary information (“Confidential Information”), whether oral, written or contained on computer systems or other media, relating to the business and affairs of the Company or its affiliates or any client of the Company or its affiliates, or otherwise obtained or known by the Employee as a consequence of or through the Employee’s employment. Subject to Section 8 of this Agreement, the Employee agrees to hold in trust and confidence all Confidential Information and observe all Company policies and procedures concerning such Confidential Information. Subject to Section 8 of this Agreement, the Employee further agrees not to disclose or use, either during the Employee’s employment with the Company or at any time thereafter, any Confidential Information unless authorized to do so by the Company in writing, except that the Employee may disclose and use such information (i) when necessary in the performance of the Employee’s duties for the Company; and (ii) as otherwise required by law.

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(b) For purposes hereof, Confidential Information includes, but is not limited to, the contents of this Agreement, information of both a technical and nontechnical nature relating to the business of the Company and its affiliates, its actual or anticipated businesses, research or development, finances, strategic or financial plans, business plans, methods, processes, developments, records, formula, prices, techniques, operations, investments, marketing plans, technical and sales information, customer and client information, future transactions, employee lists and compensation, management compensation, intellectual property, computer programs, files, procedure and reference manuals, technology or the implementation or exploitation thereof, and any other information communicated to the Employee in circumstances where it is evident that such information is confidential, including, without limitation, information pertaining to trading, customers, clients, prices, costs, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs (including information disclosed to the Company by others under agreements to hold such information confidential). Confidential Information also includes information encompassed in materials, surveys, charts, drawings, designs, plans, proposals, reports, research, marketing and sales plans, costs, quotations, specification sheets and recording media. Confidential Information further includes information which relates, directly or indirectly, to the computer systems and computer technology of the Company and its affiliates including, but not limited to, source codes, object codes, reports, flow charts, screens, algorithms, use manuals, installations and/or operation manuals, computer software, spreadsheets, data computations, formulas, techniques, databases and any other form or compilation of computer related information.

(c) The Employee’s obligations with respect to Confidential Information will continue, whether or not the Employee resigns or the Employee’s employment with the Company is terminated by the Company, until such information becomes generally available from public sources through no fault of the Employee. Upon resignation or termination of the Employee’s employment with the Company for any reason, the Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mails, apparatus, drawings, blueprints and any other material of the Company, including all materials pertaining to Confidential Information developed by the Employee or others, and all drafts, copies and originals of such materials, whether of a technical, business or fiscal nature, whether on hard copy, tape, disk or any other format, which are in the Employee’s possession, custody or control. Furthermore, if the Employee receives a subpoena or request for disclosure of any Confidential Information, the Employee agrees to provide prompt written notice to the Chief Executive Officer of FREYR Battery prior to responding to such subpoena or request; the Employee further agrees to cooperate with the Company in taking steps to maintain the confidentiality of such Confidential Information.

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(d) The Employee acknowledges that any breach of confidentiality during the Employee’s employment or at any time thereafter may lead to liability and may constitute grounds for dismissal and/or render the Employee liable to legal action and/or damages.

8. Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), the Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Employee’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, the Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not (x) prohibit the Employee from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company, or any related targets, by any government agency or other regulator that is responsible for enforcing a law on behalf of the government, or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company that the Employee reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company, nor is the Employee prohibited from disclosing in communication subject to attorney-client privilege or in connection with any dispute between the Parties; (y) require the Employee to obtain the approval of, or give notice to, the Company or any of its representatives to take any action permitted under the preceding clause (x); or (z) apply to information that (i) was at the time of receipt within the public knowledge without any breach by the Employee, or (ii) subsequently is lawfully acquired from a third party without continuing restriction on use, without any breach by the Employee.

9. Non-Disparagement. Subject to Section 8 of this Agreement, the Employee may not, either during or at any time subsequent to the Employee’s employment with the Company, directly or indirectly, engage in any conduct or make any statement disparaging in any way the business or reputation of the Company, or any goods or services offered by the Company, nor shall the Employee engage in any other conduct or make any other statement that could reasonably be expected to impair the goodwill or reputation of the Company, in each case, except to the extent required by law.

10. Non-Competition.

(a) The Employee agrees that during the employment with the Company and for a period of six (6) months immediately following termination of employment (the “Restricted Period”) for any reason, the Employee shall not, whether for the Employee’s own account or for any other person or entity, operate, manage, control, participate in, serve as an officer or director, or be employed by or engaged in an executive, management or supervisory role by, or provide strategic or operational advice to, any person or business that develops or produces lithium-ion battery cells, modules or packs, or any other products developed by the Company or joint ventures that the Company participates in, during the Employee’s employment with regard to which the Employee developed or obtained Confidential Information (“Competing Business”).

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(b) If the Employee is uncertain whether an activity is covered by the prohibitions set out in this clause, the Employee shall, whether during the employment or following termination of employment, present the issue to the Company in writing and await a written statement from the Company before engaging in the activity at question. The Company shall provide a written statement on the applicability of Section 10(a) within fifteen (15) business days after having received the written request from the Employee; provided, that if no such written statement is provided by the Company within such period, such activity will be deemed to not be covered by the prohibitions set out in this clause. The Employee agrees to cooperate and provide the Company the information necessary to make its decision, including but not limited to, providing a job description and responding to the Company’s reasonable requests for information.

11. Non-Solicitation of Customers. The Employee agrees that during employment and for twelve (12) months immediately thereafter, the Employee shall not directly or indirectly solicit or otherwise (including by assisting or aiding any third party), (i) solicit the business of or perform any services for any actual customer, any person or entity that has been a customer within the one-year period preceding the date of such solicitation or any actively solicited prospective customer as to whom the Employee provided any services or as to whom the Employee has knowledge of Confidential Information, (ii) encourage or assist any Competing Business to solicit or service any actual customer, any person or entity that has been a customer within the twelve (12) month-period preceding the date of such solicitation or any actively solicited prospective customer of the Company covered by this section, or otherwise seek to encourage or induce any such customer to cease doing business with, or lessen its business with, the Company or (iii) otherwise knowingly interfere with or damage (or attempt to knowingly interfere with or damage), or take action that would reasonably be expected to interfere with or damage, the Company’s relationship with its customers.

12. Non-Solicitation of Employees. The Employee agrees that during the Restricted Period, the Employee shall not, directly or indirectly (including by assisting or aiding any third party), (i) solicit, recruit or induce any employee of the Company to terminate employment with the Company or (ii) either individually or as owner, agent, employee, director, manager, officer, consultant or otherwise, employ, offer employment to or otherwise interfere with the employment relationship of the Company with any person who at the time of such action is, or who during the twelve (12)-month period preceding such action was, an employee of the Company and with whom the Employee did business or for about whom the Employee developed or obtained Confidential Information; provided, however, that, following the termination of the Employee’s employment, the foregoing will not preclude the Employee from initiating or directing, on the Employee’s own behalf or for a third party, a general employment solicitation that is not directed primarily at the foregoing employees.

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13. Use of Company Technology. The Company’s electronic mail system, internet subscription and all other data systems are the exclusive property of the Company. The Employee agrees that, with the exception of occasional incidental use, the Company’s electronic mail system, internet subscription and all other data systems shall be used by the Employee solely in connection with the Employee’s work for the Company. The Employee acknowledges that the Employee shall have no right to access and shall not access the Company’s electronic mail system or other data systems after termination of employment.

14. Intellectual Property.

(a) The terms and provisions of this Section 14 shall apply to all Creations (as defined below) and all intellectual property rights (“IPR”) related thereto that are conceived, reduced to practice, made, created or developed, or otherwise delivered or provided, by the Employee in the course of the Employee’s employment with the Company, whether outside working hours or outside the Company’s premises, or made with the use of the Company’s information, time, material, facilities, employees or advisors, and which in any way is related to the Company’s business. “Creations” shall in this agreement mean any work of art or literature, integrated circuit design, software, copyright, design, trademark, trade name, distinctive sign, know-how, trade secret, information, data, databases, test results, discoveries, formulae, inventions, improvements, ideas and concepts. All Creations which the Employee makes, develops, or conceives during the term of the employment and for a period of one (1) year after termination, shall be deemed to have been made in the course of the Employee’s employment by the Company or with the use of the Company’s information, time, material, facilities, employees or advisors, unless the Employee demonstrates otherwise.

(b) The Employee acknowledges and agrees that all Creations and related IPR are works-for-hire and are owned exclusively by the Company. To the extent all Creations and related IPR are not works-for-hire and owned exclusively by the Company, the Employee hereby assigns and agrees to assign to the Company, its successors or assigns, all of the Employee’s right, title and interest in and to the Creations and IPR related thereto, including the right to make changes to and further assign such Creations and related IPR. The Employee waives, to the extent permitted under United States law, any moral rights in the Creations, including the right to be known as the creator of the Creations. The Employee shall disclose in writing to the Company any Creations and related IPR as such from time to time may arise, as reasonably required in order for the Company to assume ownership of and obtain intellectual property protection for such Creations and related IPR. At the Company’s request and at the Company’s expense, the Employee undertakes to issue and sign confirmatory declarations of assignment relating to the Creations and related IPR. The Employee further undertakes to cooperate with the Company, and to execute and deliver, at the Company’s expense, all such further documents as the Company reasonably requires, during and after the termination of this Agreement, in order to obtain, protect and maintain Company’s ownership and interests in the Creations and the related IPR.

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(c) Where the Employee can clearly document that a Creation was conceived, reduced to practice, made, developed or created by the Employee before the effective date of this Agreement (“Prior Creations”), such Prior Creations and any related IPR applications or registrations issued thereon shall be excluded from this Section 14. The Employee also agrees not to incorporate or provide or deliver for use any Prior Creations or related IPR owned by the Employee or in which the Employee has an interest into a Company product or process, without the Company’s prior written consent. If in the course of employment, the Employee incorporates or provides or delivers for use a Prior Creation into a Company product or process, the Company shall be and hereby is automatically granted a perpetual, non-exclusive, royalty-free irrevocable worldwide, transferable and sub-licensable license to make, have made, modify, use and sell any such Company product or process which incorporates such Prior Creation.

(d) The Employee agrees that any and all information and documentation relating to the Creations, including computer software code, is the property of the Company. The Employee undertakes to store such information and documentation on the Company’s computer system, in cloud accounts or otherwise in accordance with Company’s instructions. To the extent it is necessary to store such information and documentation locally, the Employee undertakes to store it in discrete files separate from personal information. The Employee agrees that the Company is entitled to access, at any time, computers and/or network resources used by the Employee for the purpose of securing the Company’s interests in such information and documentation to the extent necessary.

15. Return of Property. Upon termination of employment, the Employee shall return to the Company all property of the Company in the Employee’s possession, custody or control belonging to the Company, including but not limited to business cards, credit and charge cards, keys, security and computer passwords, mobile phones, personal computer equipment, Creations, original and copy documents or other media on which information is held in the Employee’s possession relating to the business or affairs of the Company.

16. Data Privacy. In order to manage the Employee’s employment, the Company will need to process certain personal data relating to the Employee. Information regarding which personal data is being processed, how such personal data is being processed and which rights the Employee has in this regard, is outlined on the Company’s intranet. The Employee is responsible for familiarizing himself or herself with the applicable content of such policy.

17. Cooperation. Following the termination of employment, the Employee shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Employee’s employment hereunder. The Company shall reimburse all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Employee as a result of such cooperation. In the event that any cooperation by the Employee pursuant to this Section 17 requires more than ten (10) hours of the Employee’s business time in any month, the Company will compensate the Employee for such additional time during such month at a rate per hour equal to the Employee’s Base Salary on the date of termination, calculated by dividing the Employee’s Base Salary at the time of termination by 2,080, which will be payable within thirty (30) days following presentation by the Employee of documentation evidencing the purpose and amount of such time spent.

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18.  Indemnification. The Employee will be entitled to be indemnified by the Company against any claims brought against the Employee arising from the Employee’s employment with, or provision of services to the Group, and to have the Employee’s defense expenses promptly advanced subject to a repayment obligation, to the maximum extent provided in Company’s and Parent’s articles of association and certificate of incorporation (or other organizational documents) and applicable law (each in effect as of the date hereof or as may be subsequently amended to provide the Employee with more favorable treatment), and to be covered by the Company’s and Parent’s directors and officers liability policy (at the Company’s expense), in the same manner and to the same extent as other current and former employees of the Company at the Employee’s level.

19.  Remedies. The Employee acknowledges and agrees that a violation or threatened violation of any of the Employee’s obligations under this Agreement may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Employee from committing any violation of the covenants or obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity in connection with the foregoing provisions of this Agreement.

20.  Background Check. The Employee gives their consent to the Company to perform criminal record check of records for felony or misdemeanor convictions in all jurisdictions in which the Employee has lived or worked during the previous ten years.

21.  Enforceability/Modification. It is expressly understood and agreed that although the Employee and the Company consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be deemed enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Without limiting the foregoing, if any provision of this Agreement or any application thereof to any circumstances, is determined to be void and unenforceable, in whole or in part, by a court applying any applicable law, such provision or application shall be modified to the extent necessary to give the terms of this Agreement maximum effect. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Agreement.

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22.  Notice. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by electronic mail transmission (with confirmed receipt). Notices shall be sent to the Company at:

Freyr Battery
Attention:	Tom Einar Jensen and Are Lysnes Brautaset
Emails:	tom.jensen@freyrbattery.com are.brautaset@freyrbattery.com
contract-notifications@freyrbattery.com

Notices shall be sent to the Employee at:

Oscar Brown
Email:	oscarkbrown@gmail.com;
oscar.brown@freyrbattery.com

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Attention:	Jeff Laska, Esq.
Alan Levine, Esq.
Tel:	(212) 735-8600
Fax:	(212) 735-8708

23.  Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Company.

24.  Entire Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, discussions, covenants, representations, and arrangements, written or oral, between them as to such subject matter, including, without limitation, any prior employment agreement or offer letter by and between the Employee and the Company.

25.  Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the Parties. No waiver by any Party of any breach by any other Party of any provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time. The failure of a Party to enforce at any time the provisions of this Agreement or to require at any time performance by any other Party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any Party to enforce each and every provision in accordance with its terms.

26.  Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

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27.  Governing Law; Consent to Jurisdiction; Jury Trial Waiver. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Delaware without reference to the principles of conflicts of law of the Delaware or any other jurisdiction, and where applicable, the laws of the United States. The Parties hereby agree that any actions or proceedings brought by the Employee relating to this Agreement must be brought in the courts situated in Wilmington, Delaware. The Employee hereby irrevocably submits to the exclusive jurisdiction of such courts and waives the defense of forum non conveniens (i.e., inconvenient forum) to the maintenance of any such action or proceeding in such venue. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

28. Section 409A.

(a) Generally. The Parties intend that any amounts payable hereunder comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6) to the extent that such amounts payable are subject to Section 409A (and otherwise be exempt from Section 409A). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Parties agree to negotiate in good faith to make amendments to this Agreement, as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A and, to the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made, to the maximum extent reasonably possible, to maintain the original intent and economic benefit to the Employee under the applicable provision without violating the provisions of Section 409A. Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. With respect to the timing of any payments made pursuant to this Agreement, in any case where the first and last days of a time period during which a payment is due to the Employee are in two separate taxable years, any such payment required to be made to the Employee that is treated as deferred compensation for purposes of Section 409A shall be made in the later taxable year.

(b) Specified Employee. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A payable on account of a “separation from service,” and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(B)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Employee’s termination or, if earlier, on the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

29. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

30. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

31. Electronic Signature. This Agreement may be electronically signed.

***

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For the Company		The Employee

/s/ Tom Einar Jensen		/s/ Oscar K. Brown
Name:	Tom Einar Jensen	Name:	Oscar K. Brown
Position:	Chief Executive Officer	Date:	May 9, 2022
Date:	May 9, 2022

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EXHIBIT A

Release of Claims

WHEREAS, Freyr Battery US Holding, Inc., a Delaware Corporation (the “Company”), and Oscar K. Brown (the “Employee”) are parties to an Employment Agreement, dated [●],(defined terms used herein but not defined shall have the meaning given to them in the Employment Agreement).

WHEREAS, the execution of this Release of Claims (this “Release”) is a condition precedent to the Employee’s receipt of certain payments upon termination of the employment as set forth in Section 6 of the Employment Agreement; and

WHEREAS, in consideration for Employee’s signing of this Release, the Company will provide the Employee with the applicable payments to be made in accordance with Section 6 of the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and the Employee agree as follows:

1. General Release of Claims.

(a) The Employee, on behalf of himself, the Employee’s spouse, heirs, administrators, representatives, executors, successors, assigns, and all other persons claiming through the Employee (collectively, the “Releasers”), does hereby voluntarily, knowingly, and willingly release, waive, and forever discharge Company, together with its affiliates, together with each of their current, former or future directors, officers, partners, agents, members, employees, trustees, stockholders, investors, joint ventures, representatives, and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Releasee” and collectively, the “Releasees”) from, and does fully waive any obligations of any of the Releasees to Releasers for, any and all rights, actions, charges, causes of action, demands, damages, claims for relief, complaints, remuneration, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, demands, accounts, expenses (including attorneys’ fees and costs) or liabilities of any kind whatsoever, whether known or unknown, contingent or absolute (collectively, “Claims”), which the Employee or any other Releaser ever had, now has, or may hereafter claim to have by reason of any matter, cause, or thing whatsoever: (i) arising from the beginning of time up to the date the Employee executes this Release, including but not limited to, (A) any such Claims relating in any way to the Employee’s employment with the Company or any other Releasee, and (B) any such Claims arising under any federal, local, or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code (specifically including the Texas Payday Law and the Texas Whistleblower Act) and the Texas Whistleblower Act, each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or relating to the termination of the Employee’s employment; or (iii) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company or any other Releasee and the Employee (including, without limitation, the Employment Agreement).

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(b) Notwithstanding anything herein to the contrary, Releasers do not release, and this release and waiver does not apply to and shall not be construed to apply to: (A) any Claims the Employee may have that cannot be waived under applicable law; (B) rights under this Release; (C) any rights the Employee may have to vested benefits under employee benefit plans; (D) any rights the Employee has or may have relating to the Employee’s equity in the Group (as defined in the Employment Agreement); and (E) any claims or rights relating to indemnification of the Employee by the Company and Parent or to benefits under any directors or officers insurance policy maintained by the Company and/or Parent.

(c) The Employee agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any other Releasee or the Employee of any improper or unlawful conduct. The Employee further acknowledges and agrees that the Company and the other Releasees have fully satisfied any and all obligations owed to the Employee arising out of or relating to the Employee’s employment with the Company or any other Releasees, and no further sums, payments, or benefits are owed to the Employee by the Company or any of the other Releasees arising out of or relating to the Employee’s employment with the Company or any of the other Releasees, except as expressly provided in this Release.

2. Continuing Obligations. The Employee acknowledges and agrees that the Employee’s obligations under Section 7 (Confidentiality), Section 8 (Permitted Disclosures), Section 9 (Non-Disparagement), Section 10 (Non-Competition), Section 11 (Non-Solicitation of Customers), Section 12 (Non-Solicitation of Employees), Section 14 (Intellectual Property), Section 15 (Return of Property), Section 17 (Cooperation), and Section 27 (Governing Law) of the Employment Agreement survive the termination of engagement and are incorporated herein by reference. The Employee affirms that the restrictive covenants in the Employment Agreement are reasonable and necessary to protect the legitimate interests, including goodwill, of the Company and that the Employee received adequate consideration in exchange for agreeing to those restrictions and will abide by those restrictions.

3. Return of Property. The Employee agrees that upon the Employee’s execution and delivery of this Release, the Employee has returned to the Company any and all of the Intellectual Property or any other property of either of the Company (which shall include any documents, files or other materials which contain Confidential Information) in the Employee’s possession or subject to the Employee’s control.

4. Consideration and Revocation.

(a) The Employee acknowledges that the Company has advised the Employee to consult with an attorney of the Employee’s own choosing prior to executing this Release. The Employee represents that the Employee has had the opportunity to review this Release with an attorney of the Employee’s choosing. The Employee also agrees and acknowledges that the Employee is receiving benefits and payments to which The Employee would not otherwise be entitled unless The Employee signs this Release, that The Employee has read the Release in its entirety and understands the Release, and that The Employee has entered into this Release freely, knowingly and voluntarily.

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(b) The Employee has twenty-one (21) calendar days to consider the terms of this Release. However, The Employee may sign and return this Release before the expiration of the twenty-one (21) calendar day period. The Employee agrees that changes to this Release, whether material or immaterial, will not restart the running of the twenty-one (21) calendar day period. Once signed, The Employee will have seven (7) additional calendar days from the date that the Employee signs this Release to revoke the Employee’s consent. Such revocation must be in writing and must be addressed and personally delivered or mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed as follows:

Strandveien 50,

1366 Lysaker

Norway

Attn: Chief Legal Officer

Email: contract-notifications@freyrbattery.com

If the Employee revokes the Employee’s consent within such seven (7) calendar day period, this Release shall be of no force or effect and the Employee shall have no right to the payments set forth in Section 6 of the Employment Agreement.

5. No Waiver. A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding.

6. Entire Agreement. This Release contains the entire agreement between the Company and the Employee relating to the matters contained herein and amends, supersedes and restates all prior agreements and understandings, oral or written, between the Company and the Employee with respect to the subject matter hereof.

7. Governing Law. This Release shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Delaware without reference to the principles of conflicts of law of the Delaware or any other jurisdiction, and where applicable, the laws of the United States.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Oscar Brown

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